Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is by and among First Busey Corporation (“First Busey”), Busey Bank (the “Bank” and, together with First Busey, “Employer”), and Scott A. Phillips (“Executive,” and together with Employer, the “Parties”). This Agreement shall be effective as of the Effective Time of the Merger (each as defined in the Agreement and Plan of Merger (the “Merger Agreement”) between First Busey and CrossFirst Bankshares, Inc. (“CrossFirst”), dated as of August 26, 2024, under which, among other things, CrossFirst will merge with and into First Busey). In the event that the Effective Time shall not occur, this Agreement shall be void as of the date it was entered into and of no force and effect.

Recitals

A.            The Bank is a wholly owned subsidiary of First Busey.

B.            As of the date of execution hereof, Executive is employed by Employer.

C.            Employer has notified Executive that it intends to continue Executive’s employment after the Effective Time.

D.            Executive desires to be employed by Employer as of and following the Effective Time in accordance with the terms of this Agreement.

Now, therefore, in consideration of the foregoing and of the respective covenants and agreements of the Parties contained herein, the Parties hereby agree as follows:

Agreements

Section 1.               Term with Automatic Renewal Provision. After the Effective Time, Executive shall be employed by Employer for a period of one (1) year commencing as of the Effective Time (the “Initial Term”). Following the Initial Term, the term shall automatically renew for additional one (1) year periods, unless either Party provides written notice of nonrenewal to the other Party not less than thirty (30) days prior to the end of the Initial Term or such one (1) year renewal period (the Initial Term and any subsequent renewal periods, the “Term”).

Section 2.               Employment.

(a)            Positions and Duties. Subject to the terms of this Agreement, Executive shall devote Executive’s full business time, energies and talent to serving as the Executive Vice President, Chief Accounting Officer of First Busey and the Bank (the “EVP, CAO”) at the direction of the Executive Vice President, Chief Financial Officer of First Busey (the “CFO”). Notwithstanding the foregoing, Employer and Executive acknowledge and agree that, as of February 18, 2025, Executive has been appointed as Interim CFO of First Busey and as Interim CFO of the Bank, which roles Executive will hold in addition to Executive’s role as the EVP, CAO, until such time First Busey determines. Accordingly, during such time as Executive will serve as Interim CFO of First Busey, Executive shall serve in each of the foregoing capacities at the direction of the Chief Executive Officer of First Busey (the “CEO”). Executive shall perform all duties assigned to Executive faithfully, loyally and efficiently, and shall have such duties, authority and responsibilities as may be assigned to Executive from time to time by the CFO or CEO, as applicable, which duties, authority and responsibilities shall include those customarily held by such officer of comparable companies, subject always to the charter and bylaw provisions and policies of Employer. Executive shall perform the duties required by this Agreement at Employer’s principal place of business in Fort Myers, Florida unless the nature of such duties requires otherwise. Notwithstanding the foregoing, during the Term, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not in any material way inhibit, prohibit, interfere with or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of Employer.

(b)            Transfers. The Board of Directors of First Busey (the “Board”) may, in its sole discretion, cause Executive’s employment to be transferred from Employer to any wholly-owned subsidiary of First Busey, in which case all references in this Agreement to “Employer” shall be deemed to refer to such subsidiary (and First Busey, if applicable).

Section 3.              Compensation and Benefits. Subject to the terms of this Agreement, during the Term of this Agreement, Employer shall compensate Executive for Executive’s services as follows:

(a)            Base Compensation. Executive’s annual base salary rate shall be three hundred twenty-five thousand dollars ($325,000.00) (the “Base Salary”), which shall be payable in accordance with Employer’s normal payroll practices as are in effect from time to time. Beginning with the 2026 calendar year and annually thereafter, the Board (or an authorized committee thereof) shall review Executive’s Base Salary at such time as it reviews Employer’s executive compensation to determine whether Executive’s Base Salary should be maintained at its existing level or increased, with any increase being effective as determined by the Board (or an authorized committee thereof). If Executive’s Base Salary is increased by Employer, such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.

(b)            Discretionary Performance Bonus. Employer shall consider Executive for a bonus each year during the Term based on performance criteria established by Employer and any other factors deemed by Employer to be appropriate. Bonuses shall be awarded, if at all, in the sole discretion of Employer, and nothing in this Agreement shall require the payment of a bonus in any given year. Payment of any such bonus shall be made as soon as practicable after it is earned, but in no event later than two and one-half (2½) months following the end of the calendar year in which it is earned; provided that bonuses shall not be considered earned until Employer has made all determinations and taken all actions necessary to establish such bonuses.

(c)            Long-Term Incentive Program. During the Term, Executive shall be eligible to receive annual grants under Employer’s long-term equity incentive program, as determined in the sole discretion of the Board (or an authorized committee thereof).

(d)            Profit Sharing Benefit. Executive shall be eligible to receive an annual profit sharing benefit based on the combined amount of Executive’s Base Salary and, if applicable, Executive’s discretionary performance bonus, after Executive meets the eligibility requirements of the applicable profit sharing plan. The Board shall decide the exact amount of this benefit annually in its sole discretion. Employer shall contribute this benefit for the account of Executive to Employer’s tax-qualified retirement plan and/or any nonqualified deferred compensation plan that Employer establishes or maintains. All such profit sharing benefit payments shall be determined and governed by the terms of the applicable plan as may be in effect from time to time. Employer shall have no obligation to continue to maintain any particular benefit plan or arrangement and the profit sharing benefit described in this Section 3(d) may be amended or terminated by Employer at any time for any reason or no reason, provided such amendment or termination applies to all other similarly situated senior executives of Employer.

(e)            Retention Award. Employer shall grant Executive a one-time retention bonus of one hundred fifty thousand dollars ($150,000.00) (the “Retention Bonus”). The Retention Bonus will be payable to Executive in a lump sum, less all applicable withholdings and deductions, one-third (1/3) within forty-five (45) days following the Effective Time and one-third (1/3) on or as soon as practicable following each of the first and second anniversaries of the Effective Time (each such payment date, a “Payment Date”), in each case subject to Executive’s continued employment through the relevant Payment Date, in accordance with the terms thereof. In consideration for the Retention Bonus being granted to Executive and the other benefits provided by this Agreement, Executive hereby waives any right Executive may have to terminate their employment with Employer for Good Reason pursuant to this Agreement, as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, or changes resulting from integration matters in connection with the Merger during the twenty-four (24) month period following the Effective Time.

(f)            Reimbursement of Expenses. Employer shall reimburse Executive for all travel, entertainment and other out-of-pocket business expenses that Executive reasonably and necessarily incurs in the performance of Executive’s duties under this Agreement. Executive shall document these expenses to the extent necessary to comply with all applicable laws and Employer policies. Any reimbursement payments hereunder shall be made as provided in Employer policies and in no event later than two and one-half (2½) months following the end of the calendar year in which the corresponding expenses are incurred.

(g)            Other Benefits. Executive shall be eligible to participate, subject to the terms thereof, in all Employer retirement plans and health, dental, life insurance and similar plans, as may be in effect from time to time with respect to similarly situated senior executives. In addition to the foregoing benefits, Executive shall be eligible to participate in Employer’s key life insurance program, on the first entry date following the Effective Time (which entry date is September 1, 2025) with an aggregate death benefit amount of five hundred thousand dollars ($500,000.00), subject to satisfaction of insurability and all other terms of such program, as it may be amended from time to time.

(h)            Vacations. Executive shall be subject to Employer’s general vacation policy as may be in effect from time to time, but shall accrue not less than twenty-five (25) days of paid vacation annually.

(i)            Withholding. Employer may withhold any applicable federal, state and local withholding and other taxes from payments or benefits that become due or allowances that are provided to Executive.

Section 4.              Reasons for Termination of Employment. Executive’s employment hereunder may be terminated during the Term under the following circumstances:

(a)           Death. Executive’s employment hereunder will terminate upon his or her death.

(b)           Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive will have been substantially unable to perform his or her duties hereunder for a continuous period of 180 days, Employer may terminate Executive’s employment hereunder for “Disability.” During any period that Executive fails to perform his or her duties hereunder as a result of incapacity due to physical or mental illness, Executive will continue to receive his or her full Base Salary set forth in Section 3(a) until his or her employment terminates.

(c)           Cause. Employer may terminate Executive’s employment for Cause if: (i) Executive engages in one (1) or more unsafe or unsound banking practices or material violations of a law or regulation applicable to Employer or any subsidiary; (ii) Executive engages in any repeated violations of a policy of Employer after being warned in writing by the Board or the CFO or CEO, as applicable not to violate such policy; (iii) Executive engages in any single violation of a policy of Employer if such violation materially and adversely affects the business or affairs of Employer; (iv) Executive fails to timely implement a direction or order of the Board or the CFO or CEO, as applicable, unless such direction or order would violate the law; (v) Executive engages in a breach of fiduciary duty or act of dishonesty involving the affairs of Employer; (vi) Executive is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act or any other applicable state or federal law; (vii) Executive commits a material breach of Executive’s obligations under this Agreement that Executive fails to remedy to the reasonable satisfaction of Employer within thirty (30) days after written notice is delivered by Employer to Executive that sets forth in reasonable detail the basis for Employer’s determination that Executive materially breached an obligation under this Agreement (provided that notice and opportunity to cure need not be provided to Executive more than once in any calendar year); (viii) Executive materially fails to perform Executive’s duties to Employer with the degree of skill, care or competence expected by Employer that Executive fails to remedy to the reasonable satisfaction of Employer within thirty (30) days after written notice is delivered by Employer to Executive that sets forth in reasonable detail the basis for Employer’s determination that Executive materially failed to perform Executive’s duties to Employer (provided that notice and opportunity to cure need not be provided to Executive more than once in any calendar year); or (ix) Executive is found guilty of, or pleads nolo contendere to, a felony or an act of dishonesty in connection with the performance of Executive’s duties as an officer of Employer, or an act that disqualifies Executive under applicable laws, rules or regulations from serving as an officer or director of Employer.

(d)           Good Reason. Executive may terminate his or her employment for “Good Reason” within 60 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within 30 days after written notice thereof has been given by Executive to Employer setting forth in reasonable detail the basis of the event (provided that such notice must be given to Employer within 60 days of Executive becoming aware of such condition). “Good Reason” means the occurrence of any one (1) or more of the following, without Executive’s prior consent: (i) a material reduction in Executive’s Base Salary, unless such reduction applies to all similarly situated senior executives of Employer; (ii) Employer changes the primary location of Executive’s employment to a place that is more than fifty (50) miles from Executive’s primary location of employment as of the Effective Time; or (iii) Employer otherwise commits a material breach of its obligations under this Agreement. Executive’s continued employment during the 60-day period referred to above in this Section 4(d) will not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(e)           Without Cause. Employer may terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination (as defined below). This means that, notwithstanding this Agreement, Executive’s employment with Employer will be “at will.”

(f)            Without Good Reason. Executive may terminate Executive’s employment hereunder without Good Reason by providing Employer with a Notice of Termination.

Section 5.              Termination of Employment Procedure.

(a)           Notice of Termination. Any termination of Executive’s employment by Employer or by Executive during the Term (other than termination pursuant to Section 4(a)) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 15(i). For purposes of this Agreement, a “Notice of Termination” means a notice which will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Sections 4(b), 4(c) or 4(d).

(b)           Termination Date. “Termination Date” means (i) if Executive’s employment is terminated by his or her death, the date of his or her death; (ii) if Executive’s employment is terminated pursuant to Section 4(b), the date set forth in the Notice of Termination; and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive, Employer will have the right to accelerate such notice and make the Termination Date the date of the Notice of Termination or such other date prior to Executive’s intended Termination Date as Employer deems appropriate, which acceleration will in no event be deemed a termination by Employer without Cause or constitute Good Reason. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits, which are subject to Section 409A of the hereinafter defined Code (together with the applicable regulations thereunder, “Section 409A”), upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A (and the guidance issued thereunder) and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” “retirement” or like terms shall mean separation from service.

(c)            Removal from any Boards and Position. Upon the termination of Executive’s employment with Employer for any reason, he or she will be deemed to resign (i) from the board of directors of First Busey, the Bank, any of their respective subsidiaries and/or any other board to which he or she has been appointed or nominated by or on behalf of Employer (including the Board), and (ii) from any position (including, but not limited to, as an officer or director) or any other fiduciary role with First Busey, the Bank, and any of their respective subsidiaries or their benefit plans.

Section 6.              Compensation upon Termination of Employment. This Section 6 provides the payments and benefits to be paid or provided to Executive as a result of his or her termination of employment. Except as provided in this Section 6, Executive will not be entitled to any payments or benefits from Employer as a result of the termination of his or her employment, regardless of the reason for such termination.

(a)           Termination for Any Reason. Following the termination of Executive’s employment, regardless of the reason for such termination and including, without limitation, a termination of his or her employment by Employer for Cause or by Executive without Good Reason, upon expiration of the Term, or by reason of Executive’s death or Disability, Employer will pay or provide to Executive (and upon Executive’s death, Executive’s heirs, executors and administrators) the following (collectively, the “Accrued Benefits”) as soon as practicable following the Termination Date:

(i)             (A) any earned but unpaid Base Salary, (B) any earned but unpaid bonus under Section 3(b) for previously completed performance periods and (C) any accrued and unused vacation and personal time pay through the Termination Date;

(ii)            reimbursement for any amounts due to Executive pursuant to Section 3(f), provided that Executive submits the required documentation in accordance with established policies and within thirty (30) days of the Termination Date; and

(iii)           any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of Employer.

Upon any termination of Executive’s employment hereunder, except as otherwise provided herein, Executive (or his or her beneficiary, legal representative or estate, as the case may be, in the event of his or her death or Disability) will be entitled to such rights in respect of any awards granted to Executive under Employer’s long-term equity incentive program, and to only such rights, as are provided by the plan or the award agreement pursuant to which such awards have been granted to Executive or other written agreement or arrangement between Executive and Employer.

(b)            Termination by Employer without Cause or upon Non-Renewal of the Term or by Executive for Good Reason (Non-Change in Control). If Executive’s employment is terminated by Employer other than for Cause or a Disability, upon Employer’s non-renewal of the Term, or by Executive for Good Reason, Employer (in lieu of any severance pay under any severance pay plans, programs or policies) will pay or provide the Accrued Benefits and, subject to the effectiveness of a release as set forth in Section 7, will pay to Executive:

(i)              an amount equal to one hundred percent (100%) of the sum of (A) Executive’s then applicable Base Salary, plus (B) the amount of the most recent performance bonus that Employer actually paid to Executive pursuant to Section 3(b), payable in substantially equal installments over a one (1)-year period in accordance with Employer’s regular payroll practices then in effect;

(ii)             reimbursement for up to twelve (12) months for continuing coverage for Executive and, if applicable, Executive’s spouse and eligible dependents under Employer’s health insurance pursuant to the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive remains eligible for, and timely elects, such COBRA continuation for such period following the Termination Date. To the extent Executive paid a portion of the premium for such benefits while employed, Executive shall continue to pay such portion during the period of continuation hereunder, and any period of continuation hereunder shall be credited against Executive’s continuation rights under COBRA; and

(iii)            a lump sum cash payment equal to any unpaid portion of the Retention Bonus.

(c)            Termination by Employer without Cause or upon Non-Renewal of the Term or by Executive for Good Reason (Change in Control Related). If Executive’s employment is terminated by Employer other than for Cause or a Disability, upon Employer’s non-renewal of the Term, or by Executive for Good Reason, in each case within one (1) year following a Change in Control, Employer (in lieu of any severance pay under any severance pay plans, programs or policies, and in lieu of any payments or benefits provided under Section 6(b)) will pay or provide the Accrued Benefits and, subject to the effectiveness of a release as set forth in Section 7, will pay to Executive:

(i)              a lump sum cash payment equal to one hundred percent (100%) of the sum of (A) Executive’s then applicable Base Salary, plus (B) the amount of the most recent performance bonus that Employer actually paid to Executive pursuant to Section 3(b);

(ii)             a lump sum cash payment in respect of twelve (12) months of continuing coverage under Employer’s health insurance pursuant to COBRA; and

(iii)            a lump sum cash payment equal to any unpaid portion of the Retention Bonus.

(iv)           The payments and benefits set forth in this Section 6(c) shall be paid within sixty (60) days following the Termination Date, provided, that in the event the Change in Control event does not qualify as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), the timing of payment of the benefits set forth in this Section 6(c) shall be reformed to the extent necessary to comply with Section 409A.

(d)            Applicable Definitions. “Change in Control” means the occurrence of any of the following events:

(i)             During any period of not more than 36 months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of First Busey in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of First Busey as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(ii)            Any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of First Busey representing 30% or more of the combined voting power of First Busey’s then-outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this Section 6(d)(ii) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of Company Voting Securities:  (i) by First Busey, (ii) by any employee benefit plan (or related trust) sponsored or maintained by First Busey, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities or (iv) pursuant to a Non-Qualifying Transaction (as defined in Section 6(d)(iii));

(iii)           The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving First Busey that requires the approval of First Busey’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (C) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this Section 6(d)(iii)) will be deemed to be a “Non-Qualifying Transaction”);

(iv)           The consummation of a sale of all or substantially all of First Busey’s assets (other than to an affiliate of First Busey); or

(v)            First Busey’s stockholders approve a plan of complete liquidation or dissolution of First Busey.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by First Busey which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by First Busey such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control will then occur.

(e)            Termination by Reason of Death or Disability. If Executive’s employment terminates on account of death or is terminated by Employer for Disability, Employer (in lieu of any severance pay under any severance pay plans, programs or policies) will pay or provide the Accrued Benefits and, subject to Section 7, will pay to Executive (or Executive’s heirs, executors and administrators) a lump sum cash payment equal to any unpaid portion of the Retention Bonus.

Section 7.               Release.

(a)            As a condition to Employer’s obligation to pay any amount under Sections 6(b), 6(c) and 6(e), Executive (or, as applicable, Executive’s heirs, executors and administrators) shall execute a general release of, and waiver of claims against, Employer and its subsidiaries and affiliates, substantially in the form attached hereto as Exhibit A (the “Release”) on or before the sixtieth (60th) day following the Termination Date. For the avoidance of doubt, in order for such Release to be deemed effective for purposes of this Agreement, any applicable revocation period with respect to such Release and waiver must have expired on or before such sixtieth (60th) day.

(b)            The payments and benefits provided in Sections 6(b), 6(c) and 6(e) will, as applicable, begin (or be completed in the case of lump sum payments) within sixty (60) days following the Termination Date, subject to Executive’s compliance with the requirements of this Section 7, except as otherwise required by Section 15(j); provided that if such 60-day period spans two calendar years, no payment conditioned upon execution of such release will be paid before the first day of the second calendar year.

Section 8.              Section 280G. In the event that any payments or benefits otherwise payable to Executive (the “Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then such Payments will be either (i) delivered in full, or (ii) delivered as to such lesser extent that would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. Unless the Parties otherwise agree in writing, any determination required under this Section 8 will be made in writing by a nationally- recognized accounting firm selected jointly by Employer and Executive (the “Accountants”), whose determination will be conclusive and binding upon Executive and Employer for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Parties agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. Employer will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in the Payments required by this provision will occur in the following order, as applicable: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

Section 9.              Confidentiality.

(a)           Executive acknowledges that the nature of Executive’s employment shall require that Executive produce and have access to Confidential Information (as defined below) regarding Employer and its subsidiaries and affiliates for whom Executive performs services by virtue of employment with Employer (collectively with Employer, the “Covered Entities”). Subject to Section 9(c) and Section 9(d), Executive shall hold in confidence and during the course of Executive’s employment with Employer and for a period of five (5) years following termination of employment for any reason (unless such information qualifies as a trade secret or is information provided to the Covered Entities by a customer, in which case the foregoing obligation shall continue for so long as such trade secret or customer information remains protected or is required to be kept confidential under or pursuant to applicable law), Executive shall not directly or indirectly use, copy or disclose to third parties any Confidential Information, in whole or part, unless such use, copying or disclosure becomes reasonably necessary in connection with Executive’s performance of Executive’s duties hereunder, or the Confidential Information lawfully becomes available to the public from other sources, or Executive is authorized in writing by Employer to use, copy or disclose it or Executive is required to make disclosure by law or pursuant to the authority of any administrative agency or judicial body. All Confidential Information and all other records, files, documents and other materials or copies thereof relating to the business of Employer or the other Covered Entities that Executive prepares or uses shall always be the sole property of Employer or the other Covered Entities. Executive’s access to and use of Employer’s or the other Covered Entities’ computer systems, networks and equipment, and all information of Employer or the other Covered Entities contained therein, shall be restricted to legitimate business purposes on behalf of Employer or the other Covered Entities; any other access to or use of such systems, network and equipment is without authorization and is prohibited. The restrictions contained in this Section 9 shall extend to any personal computers or other electronic devices or similar media of Executive that are used for business purposes relating to Employer or the other Covered Entities. Executive shall not transfer any information of Employer or the other Covered Entities to any personal computer or other electronic device or similar media that is not otherwise used for any business purpose relating to Employer or the other Covered Entities. Executive shall promptly return all originals and copies of any Confidential Information and other records, files, documents and other materials relating to the business of Employer and the other Covered Entities to Employer if Executive’s employment with Employer is terminated for any reason. In addition, Executive shall immediately upon termination for any reason surrender all personal electronic devices or similar media ever used to access Confidential Information or conduct business on behalf of Employer or any other Covered Entity for joint (Executive and Employer) inspection and removal of information of Employer and the other Covered Entities, including without limitation, Confidential Information, or upon direction from Employer, Executive will permanently delete and erase any Confidential Information stored on such personal media and certify in writing that Executive has complied with the return of property obligations set forth in this Section 9(a).

(b)            “Confidential Information” means any type of trade secret (as defined by applicable law) or other confidential and proprietary information, whether in hard-copy or electronic format or communicated orally, relating to the business of Employer or the other Covered Entities, that Executive acquires through Executive’s employment with Employer or the other Covered Entities and that Employer or the other Covered Entities designate or treat as confidential through its policies, procedures and/or practices. Confidential Information is limited to information that is not generally known to competitors, that has not been voluntarily disclosed to the public by Employer or the other Covered Entities and that is not otherwise lawfully in the public domain. Confidential Information includes (i) any files, lists or other information relating to customers and compilations of any of the foregoing including, without limitation, identity of customers and key contact persons of customers and assets held for customers; (ii) financial information and projections, including, without limitation, financial and business data, cost and performance data, pricing factors, and profit and profit margin data; (iii) strategic, marketing and research information including, without limitation, business plans, strategies and market research data; (iv) technical information including, without limitation, software, source code, object code and other non-public intellectual property; (v) personnel data and information applicable to management, supervisory or human resources personnel including, without limitation, performance evaluations and salary, bonus and incentive data (excluding such information pertaining to Executive); and (vi) methods of operation. The term “Confidential Information” shall not include information that (A) is in the public domain, provided it has not been placed in the public domain through a violation of this Agreement; (B) becomes available to Executive on a non-confidential basis from a source other than Employer or the other Covered Entities (provided that such source is not under a duty of confidentiality to Employer or the other Covered Entities); (C) is required to be disclosed by a court of competent jurisdiction (except to the extent the information is protected by an appropriate protective order); or (D) is independently developed by Executive on his or her own time without use of, reliance on or reference to any Confidential Information of Employer or the other Covered Entities.

(c)            Notwithstanding the foregoing, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made: (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

(d)            Nothing contained herein (or in the Release) is intended to, and this Section 9 shall not, (i) limit Executive’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority or (ii) preclude Executive from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees, and Executive does not need Employer’s permission to do so. In addition, it is understood that nothing herein (or in the Release) shall require Executive to notify Employer of a request for information from any governmental entity or self-regulatory authority or of Executive’s decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Executive recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Executive must inform such governmental entity or self-regulatory authority that the information Executive is providing is confidential. Despite the foregoing, Executive is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Executive came to learn during Executive’s service to Employer that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. Employer does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

Section 10.            Non-Competition and Non-Solicitation Covenants. Executive acknowledges and agrees that the resources, training, goodwill, and reputation of Employer and the other Covered Entities are the primary and material factors in Executive’s ability to develop and service the customers of Employer or the other Covered Entities, and that all customers serviced by Executive on behalf of Employer or the other Covered Entities are customers of Employer or the other Covered Entities. Therefore, as an essential ingredient of and in consideration of this Agreement and Executive’s employment or continued employment by Employer, together with the professional and financial benefits and other consideration described herein, Executive hereby agrees that during Executive’s employment with Employer and for a period of one (1) year after termination of Executive’s employment with Employer for any reason and whether such termination of employment is during the Term or after the termination or expiration of the Term (the “Restrictive Period”), Executive shall not directly or indirectly do any of the following (the “Restrictive Covenant”):

(a)           (i) invest in, own, manage, operate, control, finance, participate in the ownership, management or control of, or lend Executive’s name or lend Executive’s credit to, any Financial Institution (as defined below) with an office located, or to be located at, an address identified in a filing with any governmental or regulatory authority, within the Restricted Area (as defined below); or (ii) become employed by, associate with or in any manner be connected with, serve as an employee, officer or director of or consultant to, or render services or advice to, anywhere within the Restricted Area, to the extent involving executive or management responsibilities or duties, any person, firm, partnership, corporation, trust or other entity that owns or operates, a bank, savings and loan association, credit union, finance company, payment processing company, wealth management or investment advisory firm, or similar financial institution or other entity that offers competitive products and services as Employer or any other Covered Entity (a “Financial Institution”);

(b)           directly or indirectly, for Executive or any Financial Institution: (i) hire or induce or attempt to induce any officer, employee or agent of Employer or any other Covered Entity to leave the employ of Employer or any other Covered Entity; (ii) in any way interfere with the relationship between Employer or any other Covered Entity and any such officer, employee or agent; (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any such officer, employee or agent; or (iv) induce or attempt to induce any supplier, licensee or other business relation of Employer or any other Covered Entity to cease doing business with Employer or any other Covered Entity or in any way interfere with the relationship between Employer or any other Covered Entity and any of their respective suppliers, licensees or other business relations, where Executive had business contact with, with respect to whom Executive had direct responsibility or involvement, for whom Executive performed work, or about whom Executive acquired Confidential Information as an employee of Employer, during the final twenty-four (24) months of Executive’s employment with Employer with respect to, such suppliers, licensees or other business relations; or

(c)           directly or indirectly, for Executive or any Financial Institution, solicit or accept the business of, or provide competitive products, activities or services to, any person or entity (i) that Employer or any other Covered Entity provided services or products to during the final twenty-four (24) months of Executive’s employment with Employer and (ii) with whom Executive had business contact, with respect to whom Executive had direct responsibility or involvement, for whom Executive performed work or about whom Executive acquired Confidential Information as an employee of Employer, during the final twenty-four (24) months of Executive’s employment with Employer.

The foregoing Restrictive Covenant shall not prohibit Executive from owning directly or indirectly capital stock or similar securities that are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System that do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution. In the event a successor to First Busey succeeds to or assumes First Busey’s rights and obligations under this Agreement in connection with a Change in Control, Section 10(a) shall apply only to the primary service areas of Employer and the other Covered Entities as they existed immediately before the Change in Control. For purposes of Section 10(a), the “Restricted Area” means an area that encompasses a fifty (50) mile radius from each banking and other office location of Employer and the other Covered Entities for which Executive conducted or supervised business activities on behalf of Employer and/or the other Covered Entities during the final twenty-four (24) months of Executive’s employment with Employer. Executive may not circumvent the Restricted Area through remote, electronic or other means. For purposes of Section 10(b), “officer, employee or agent” means any person who is or was an officer, employee or independent contractor of Employer or any other Covered Entity during Executive’s employment and with respect to whom Executive had work-related contact or supervisory responsibility in the course of conducting business for Employer and the other Covered Entities or about whom Executive acquired Confidential Information related to such person’s compensation, other employment terms, performance or advancement potential, other than a former officer, employee or independent contractor who has not been employed or engaged by Employer or any other Covered Entity during the final twelve (12) months of Executive’s employment with Employer without any inducement, encouragement or involvement of Executive, or any employee or independent contractor providing purely clerical or janitorial services.

Section 11.            Remedies for Breach. Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges and expressly agrees that the Restrictive Covenant and other restrictions and obligations contained herein are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that the Restrictive Covenant and such other restrictions and obligations are reasonable and necessary for the protection of the legitimate business interests of Employer and the other Covered Entities, that they create no undue hardships, that any violation of these provisions would cause substantial injury to Employer and the other Covered Entities and their respective interests, that Employer would not have agreed to enter into this Agreement without receiving Executive’s agreement to be bound by these provisions and that such provisions were a material inducement to Employer to enter into this Agreement. Executive hereby acknowledges and agrees that during the Restrictive Period, Employer shall have the right to communicate the existence and terms of this Agreement to any third party with whom Executive may seek or obtain future employment or other similar arrangement. In the event Employer determines that Executive has violated any of the restrictions contained in Sections 9, 10, or 12, Executive’s eligibility for and receipt of any severance payments or benefits under Sections 6(b), 6(c) or 6(e) shall immediately terminate. In addition, in the event of any violation or threatened violation of the Restrictive Covenant or the other restrictions and obligations contained in this Agreement, Employer, in addition to and not in limitation of, any other rights, remedies or damages available to Employer under this Agreement or otherwise at law or in equity, shall be entitled to temporary, preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with Executive, as the case may be. If Executive violates the Restrictive Covenant and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by Executive.

Section 12.            Intellectual Property.

(a)           At all times from and after the date of this Agreement, Executive agrees to not, directly or indirectly, use, register, or assist others to use or register, any designation (including, without limitation, any service mark, trademark, trade name or other indicia of source) that is the same as or confusingly similar to the legal or operating names of any Covered Entity in connection with any banking, wealth management, lending, trust, mortgage, payment processing, or other financial services or products. Executive further acknowledges and agrees that Executive’s obligations under this Section 12(a) are necessary to protect consumers from confusion as to source, affiliation, association or sponsorship, and that such obligations are reasonable and will not preclude or materially impede Executive from gainful employment.

(b)           Executive acknowledges and expressly agrees that Employer and the other Covered Entities shall be the sole owner of all intellectual property and the fruits and proceeds thereof that result from his or her provision of services to Employer and the other Covered Entities, including, without limitation, all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, methods, developments, software, works of authorship or other creative works, and/or any improvements thereof, whether patentable or not, whether reduced to practice or not and whether or not conceived or developed during Executive’s working hours, and which: (i) were developed using any trade secret information of Employer or the other Covered Entities; (ii) relate at the time of conception or reduction to practice to actual or contemplated business or activities of Employer, the other Covered Entities or their respective predecessors; or (iii) result from or are derived from any work performed by Executive (or anyone over which Executive has supervisory authority) for Employer or the other Covered Entities of any kind or character whatsoever, other than Executive’s right to compensation hereunder (which right to compensation shall not limit or restrict Employer’s rights hereunder). Executive shall, at the request of Employer, execute such assignments, certificates or other instruments as Employer or the other Covered Entities may reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

Section 13.            Indemnity; Other Protections.

(a)            Indemnification. Employer shall indemnify Executive (and, upon Executive’s death, Executive’s heirs, executors and administrators) to the fullest extent permitted by law against all expenses, including reasonable attorneys’ fees, court and investigative costs, judgments, fines and amounts paid in settlement (collectively, “Expenses”) reasonably incurred by Executive in connection with or arising out of any pending, threatened or completed action, suit or proceeding in which Executive becomes involved by reason of Executive’s having been an officer or director of Employer. The indemnification rights provided for herein are not exclusive and shall supplement any rights to indemnification that Executive may have under any applicable bylaw or charter provision of Employer, or any resolution of Employer or any applicable statute.

(b)            Advancement of Expenses. In the event that Executive becomes a party, or is threatened to be made a party, to any pending, threatened or completed action, suit or proceeding for which Employer is permitted or required to indemnify Executive under this Agreement, any applicable bylaw or charter provision of Employer, any resolution of Employer, or any applicable statute, Employer shall, to the fullest extent permitted by law, advance all Expenses incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by Employer of a written undertaking from Executive to reimburse Employer for all Expenses actually paid by Employer to or on behalf of Executive in the event it shall be ultimately determined that Employer cannot lawfully indemnify Executive for such Expenses, and to assign to Employer all rights of Executive to indemnification under any policy of directors’ and officers’ liability insurance to the extent of the amount of Expenses actually paid by Employer to or on behalf of Executive.

(c)           Litigation. Unless precluded by an actual or potential conflict of interest, Employer shall have the right to recommend counsel to Executive to represent Executive in connection with any claim covered by this Section 13. Further, Executive’s choice of counsel, Executive’s decision to contest or settle any such claim and the terms and amount of the settlement of any such claim shall be subject to Employer’s prior written approval, which approval shall not be unreasonably withheld by Employer.

Section 14.            Regulatory Conditions. If Employer is not permitted to make any payments that may become due to Executive under Sections 6(b), 6(c) or 6(e) because First Busey or the Bank is not in compliance with any regulatory-mandated minimum capital requirements or if making the payments would cause First Busey’s or the Bank’s capital to fall below such minimum capital requirements, then Employer shall delay making such payments until the earliest possible date it could resume making the payments without violating such minimum capital requirements. Further, if Employer is not permitted to make any payments that may become due to Executive under Sections 6(b), 6(c) or 6(e) because of the operation of any other applicable law or regulation, then Employer shall delay making such payments until the earliest possible date it could resume making the payments without violating such applicable law or regulation.

Section 15.            General Provisions.

(a)           Amendment. Except as set forth explicitly herein, this Agreement may not be amended or modified except by written agreement signed by Executive and Employer.

(b)            Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of Executive, Employer and their respective personal representatives, successors and assigns. Except as set forth in Section 10(a), for the purposes of this Agreement, any successor or assign of Employer shall be deemed to be “Employer.” Employer shall require any successor or assign of Employer or any direct or indirect purchaser or acquirer of all or substantially all of the business, assets or liabilities of Employer, whether by transfer, purchase, merger, consolidation, stock acquisition or otherwise, to assume and agree in writing to perform this Agreement and Employer’s obligations hereunder in the same manner and to the same extent as Employer would have been required to perform them if no such transaction had occurred.

(c)            Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, whether with First Busey or the Bank. The provisions of this Agreement shall be regarded as divisible and separate; if any provision is declared invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected. In the event any provision of this Agreement or part thereof (including any provision of the Restrictive Covenant) is held to be overbroad as written under circumstances then existing by a court of competent jurisdiction, the Parties authorize such court to modify and reform such provision so that it may be enforced to the maximum extent permitted by law.

(d)            Survival. The provisions of Section 9 (Confidentiality), Section 10 (Non-Competition and Non-Solicitation Covenants), Section 11 (Remedies for Breach), Section 12 (Intellectual Property), Section 13 (Indemnity; Other Protections), Section 14 (Regulatory Conditions) and Section 15 (General Provisions) shall survive the expiration or termination of this Agreement for any reason.

(e)            Governing Law and Enforcement. This Agreement shall be construed and the legal relations of the Parties shall be determined in accordance with the laws of the State of Florida without reference to the law regarding conflicts of law.

(f)            Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, shall be brought against either of the Parties exclusively in the courts of the State of Florida, County of Lee, or, if it has or can acquire jurisdiction, in the United States District court for the Middle District of Florida, and each of the Parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either Party anywhere in the world. EXECUTIVE AND EMPLOYER HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY IN THE EVENT OF A DISPUTE, AND EXECUTIVE REPRESENTS THAT EXECUTIVE’S WAIVER IS KNOWING, VOLUNTARY AND INTENTIONAL.

(g)            Prevailing Party Legal Fees. Should either Party initiate any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (a “Covered Dispute”), the prevailing Party in any such Covered Dispute shall be entitled to receive from the other Party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing Party in connection with such Covered Dispute.

(h)           Waiver. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(i)            Notices. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to Employer, addressed to the principal headquarters of First Busey, attention: General Counsel; and if to Executive, to the address for Executive as most currently reflected in the corporate records or to such other address as Executive has most recently provided to Employer.

(j)            Section 409A.

(i)            This Agreement is intended to comply with the requirements of Section 409A, and the Parties agree that it shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. Notwithstanding anything herein to the contrary, no termination or other similar payments and benefits hereunder shall be payable on account of Executive’s termination of employment unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by Employer to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of taxes or interest under Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Executive's compensation and benefits and Employer does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A.

(ii)           If at the time of any payment hereunder Executive is considered to be a Specified Employee and such payment is required to be treated as deferred compensation subject to Section 409A, then, to the extent required by Section 409A, such payments shall be delayed as provided in paragraph (iii) below. For purposes of Section 409A, each payment made under this Agreement, or pursuant to another plan or arrangement, will be treated as a separate payment. The term “Specified Employee” means any person who holds a position with Employer of senior vice president or higher and has compensation greater than that stated in Section 416(i)(1)(A)(i) of the Code. The determination of whether Executive is a Specified Employee shall be based upon the twelve (12)-month period ending on each December 31st (such twelve (12)-month period is referred to below as the “identification period”). If Executive is determined to be a Specified Employee during the identification period, he or she shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12)-month period that begins on the April 1st following the close of such identification period. For purposes of determining whether Executive is a Specified Employee under Section 416(i) of the Code, compensation shall mean Executive’s W-2 compensation as reported by Employer for a particular calendar year.

(iii)          All payments under this Agreement required to be delayed pursuant to this Section 15(j) shall be accumulated and paid in a lump-sum, catch-up payment as of the first (1st) day of the seventh (7th) month following the Termination Date (or, if earlier, the date of death of Executive), with all such delayed payments being credited with interest (compounded monthly) for such period of delay equal to the prime rate in effect on the first (1st) day of such six (6)-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.

(k)           Clawback. Any amount or benefit received under this Agreement shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of any applicable Employer clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. Executive acknowledges and consents to Employer’s application, implementation, and enforcement of (i) the Policy or any similar policy established by Employer that may apply to Executive and (ii) any provision of applicable law relating to cancellation, rescission, payback, or recoupment of compensation, as well as Executive’s express agreement that Employer may take such actions as may be necessary to effectuate the Policy, any similar policy, or applicable law, without further consideration or action.

(l)             Acknowledgements. Executive acknowledges and agrees that: (i) Executive has been and hereby is advised in writing to consult with an attorney prior to executing this Agreement and (ii) Executive was given at least fourteen (14) days to consider whether to execute this Agreement, although Executive may execute it sooner if desired.

(m)          Construction. This Agreement shall be deemed drafted equally by the Parties. Any presumption or principle that the language of this Agreement is to be construed against any Party shall not apply. Whenever used in this Agreement, the singular includes the plural and vice versa (where applicable); the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and other words of similar import refer to this Agreement as a whole (including exhibits); all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; the words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively; any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement. This Agreement may be executed electronically in any number of identical counterparts, any of which may contain the signatures of less than all Parties, and all of which together shall constitute a single agreement. All remedies of any Party are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on February 21, 2025, effective as of the Effective Time.

FIRST BUSEY CORPORATION		EXECUTIVE

By:	/s/ Van A. Dukeman	/s/ Scott A. Phillips
	Van A. Dukeman	Scott A. Phillips
Chairman and Chief Executive Officer

BUSEY BANK

By:	/s/ Van A. Dukeman
Van A. Dukeman
Chairman and Chief Executive Officer

Signature Page to Phillips Employment Agreement